Exhibit 99

Contact:

For Augme Technologies, Inc.

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	Ed Harrison
Lippert/Heilshorn & Associates, Inc.	fama PR
(212) 838-3777	(617) 986-5003
sprince@lhai.com or ir@augme.com	ed@famapr.com

Augme Technologies Expects to Report Record Fourth Quarter Revenue of Approximately $5.1 Million

Total Backlog Reached Approximately $15.6 Million at Fiscal Year-End; Fiscal 2012 Revenue Totals Approximately $12.0 Million

NEW YORK, NY — (Marketwire) — 03/07/12 — Augme Technologies, Inc. (OTCBB: AUGT) (“Augme®”) (“the Company”), a technology and services leader in interactive media marketing that offers the only patented and innovative end-to-end mobile marketing platform, today announced that it expects to report revenue of approximately $5.1 million for the fourth quarter of fiscal 2012 ended February 29, 2012, based on a preliminary review of results. This represents a sequential increase of approximately 15% relative to revenue of $4.43 million in the third quarter ended November 30, 2011.

Revenue for the fourth quarter of fiscal 2011 ended February 28, 2011 did not include results for Hipcricket, Inc. which Augme acquired on August 25, 2011. For that period, the Company reported revenue of $0.96 million.

Total backlog, or the dollar value of signed contracts, was approximately $15.6 million at February 29, 2012 compared to $13.1 million at November 30, 2011, the end of the third fiscal quarter, representing a 19% increase.

New order bookings, or the dollar value of contracts signed during the quarter, totaled approximately $6.5 million for the fourth quarter compared to $5.3 million for the third quarter ended November 30, 2011. New bookings from existing customers accounted for 67% of total new order bookings during the fourth quarter and 33% resulted from new order bookings from new customers.

“Adoption of Augme’s Hipcricket brand continued in the fourth quarter. Our focus on adding new customers while increasing revenue per customer through deeper penetration of existing customers’ brand portfolios produced a $1.2 million, or 23%, increase in new order bookings to approximately $6.5 million for the fourth quarter,” said Paul Arena, Chief Executive Officer of Augme Technologies, Inc. “While new order bookings continue to increase, some of the contracts shifted towards a longer duration. That shift has pushed out the timing of revenue recognition and as a result, we recognized less revenue than we had expected for fiscal 2012. With our backlog now totaling approximately $15.6 million and the mobile marketing and advertising industry on a rapid growth trajectory, we are continuing to scale our business.”

Business Outlook

The Company will discuss its fiscal 2013 business outlook during its fourth quarter and fiscal 2012 year-end earnings conference call to be held in early May 2012. At that time, the Company will also provide revenue guidance for the first quarter of fiscal 2013.

About Augme Technologies, Inc.

Augme® Technologies, Inc. (OTCBB: AUGT) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Selling its products and services under the Hipcricket brand, its platform, has provided measurable successes across an industry-leading 150,000+ campaigns for such clients as Macy’s, MillerCoors, Nestle, and Clear Channel. Augme’s offerings allow marketers, brands, and agencies to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, MMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s platforms facilitate consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE® solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business-to-consumer solutions, including national mobile couponing campaigns, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE®, Augme acquired the assets of Hipcricket, Inc. and Jagtag, Inc. and licenses the digital broadcast platform

BOOMBOX®. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, San Francisco, Chicago and Tucson. For more information, visit www.augme.com.

Augme Technologies, Inc.™, Hipcricket®, Augme®, AD LIFE®, BOOMBOX®, AD SERVE™ and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-12.

Forward-Looking Statements

This release includes forward-looking statements. All statements regarding our expected future financial position, including management’s revenue guidance, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 28, 2011 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.